Exhibit 2.1
Realogy Corporation
One Campus Drive
Parsippany, NJ 07054
August 23, 2006
Cendant Corporation
9 West 57th Street
New York, NY 10019
and
Six Sylvan Way
Parsippany, NJ 07054
Attn: General Counsel
Travelport Inc.
339 Jefferson Road
Parsippany, NJ 07054
Attn: General Counsel
Wyndham Worldwide Corporation
Seven Sylvan Way
Parsippany, NJ 07054
Attn: General Counsel
RE:      Separation and Distribution Agreement
Ladies and Gentlemen:
     Reference is made to the Separation and Distribution Agreement, dated as of July 27, 2006 (the “Separation Agreement”), by and among Cendant Corporation (“Cendant”), Realogy Corporation (“Realogy”), Travelport Inc. (“Travelport”) and Wyndham Worldwide Corporation (“Wyndham”). Capitalized terms used but not defined in this letter agreement shall have the respective meanings ascribed to such terms in the Separation Agreement. This letter agreement confirms the agreement of the undersigned parties as follows:
     Notwithstanding any of the provisions of Section 12.3 of the Separation Agreement to the contrary, Cendant, Travelport and Wyndham hereby (i) consent to the use by Realogy of up to $1,000 million of the Travelport Proceeds that Realogy receives pursuant to Section 12.3 of the Separation Agreement principally for the purpose of repurchasing shares of Realogy common stock until such time as Realogy obtains long-term financing to replace its interim loan facility and (ii) waive, and release Realogy from, Realogy’s obligation under the Separation Agreement to utilize such amount of the Travelport Proceeds to repay and/or reduce outstanding amounts under the Realogy Credit Facilities (or any replacement thereto) so long as such amount of the Travelport Proceeds are used in the manner described in clause (i).
     This letter agreement shall be effective upon the closing of the Travelport Sale.
     Except as expressly modified by this letter agreement, all of the terms, covenants, agreements, conditions and other provisions of the Separation Agreement shall remain in full force and effect in accordance with their respective terms.

     This letter agreement may be executed in one or more counterparts, and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Please confirm your agreement with the provisions of this letter agreement by signing in the space provided below and returning an executed copy of this letter agreement to Realogy.

Sincerely, REALOGY CORPORATION
By:	/s/ C. PATTESON CARDWELL, IV
	Name:	C. Patteson Cardwell, IV
	Title:	Executive Vice President and General Counsel

Agreed and Acknowledged:
CENDANT CORPORATION

By	/s/ RONALD NELSON

Name: Ronald Nelson
Title: Chairman and Chief Executive Officer

TRAVELPORT INC.

By	/s/ ERIC J. BOCK

Name: Eric J. Bock
Title: Executive Vice President, General Counsel and Secretary

WYNDHAM WORLDWIDE CORPORATION

By	/s/ VIRGINIA WILSON

Name: Virginia Wilson
Title: Executive Vice President and Chief Financial Officer

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